UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2017

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On January 23, 2017, registrant issued a press release entitled “Halliburton Announces Fourth Quarter 2016 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER 2016 RESULTS
•Reported loss from continuing operations of $0.17 per diluted share
•Adjusted income from continuing operations of $0.04 per diluted share

HOUSTON - January 23, 2017- Halliburton Company (NYSE:HAL) announced today a loss from continuing operations of $149 million, or $0.17 per diluted share, for the fourth quarter of 2016. Adjusted income from continuing operations for the fourth quarter of 2016, excluding impairments and other charges and a class action lawsuit settlement, was $35 million, or $0.04 per diluted share. This compares to income from continuing operations for the third quarter of 2016 of $6 million, or $0.01 per diluted share. Halliburton's total revenue in the fourth quarter of 2016 was $4.0 billion, which increased 5% from revenue of $3.8 billion in the third quarter of 2016. Reported operating income for the fourth quarter of 2016 was $53 million. Adjusted operating income for the fourth quarter of 2016 was $276 million, compared to operating income of $128 million for the third quarter of 2016, which did not include any impairments or other charges.

Total revenue for the full year of 2016 was $15.9 billion, a decrease of $7.7 billion, or 33%, from 2015. Reported operating loss for 2016 was $6.8 billion, compared to reported operating loss of $165 million for 2015. Excluding special items, adjusted operating income for 2016 was $690 million, compared to adjusted operating income of $2.3 billion for 2015. Both revenue and operating results declined due to the impact of lower commodity prices creating widespread pricing pressure and activity reductions on a global basis.

Commenting on 2016 results, Dave Lesar, Chairman and CEO said, “Despite the turbulent year for the energy industry, I am very pleased with our 2016 results. They show that we have executed in a challenging market.

“Guided by the lessons learned from past industry cycles, our strategy focused not only on managing costs but also on aligning our resources to strengthen our market position. We were able to reinforce the long-term health of our global business and position the company for growth as the market improves.

“For the fourth quarter, our total company revenue increased 5% sequentially, and our adjusted operating income doubled. We also generated over a billion dollars in cash flow from operations during the fourth quarter, demonstrating our attention to efficient working capital management.

“I am pleased to announce that we returned to operating profitability in North America this quarter, and achieved 65% incremental margins.

“We gained significant market share through the downturn, and as the market stabilized we leveraged this share to drive margin improvement. This market share improvement continued in the fourth quarter as we outgrew our primary competitor in North America, Latin America and the Eastern Hemisphere.

“Despite the positive sentiment surrounding the North American land market, it is important to remember that our world is still a tale of two cycles. The North America market appears to have rounded the corner, but the international downward cycle is still playing out.

“In the international markets, low commodity prices have stressed budgets and have impacted economics across deepwater and mature field markets, which led to decreased activity and pricing throughout 2016. Despite these headwinds, we maintained our margin in the Eastern Hemisphere for the fourth quarter. We do not expect to see an inflection in the international markets until the latter half of 2017.

“2016 was a year of transition, and as we move into 2017 our focus will be on driving industry leading returns. We will continue to maintain our financial flexibility, leverage our strong balance sheet to invest in our broad service portfolio and strengthen our long term market position,” concluded Lesar.

Geographic Regions

North America

North America revenue in the fourth quarter of 2016 was $1.8 billion, a 9% increase sequentially, relative to a 23% increase in average U.S. rig count. Operating results improved by $94 million, from a loss of $66 million in the third quarter to income of $28 million in the fourth quarter, driven primarily by increased pricing and utilization throughout the United States land sector and effective cost management.

International

International revenue in the fourth quarter of 2016 was $2.2 billion, a 2% increase sequentially, driven primarily by improved activity in Production Enhancement, Landmark, and Consulting and Project Management. International fourth quarter operating income was $305 million, a 27% increase compared to the third quarter. Operating results improved due to software sales and increased onshore activity, as well as continued expense reductions.

Latin America revenue in the fourth quarter of 2016 was $428 million, a 3% increase sequentially, with operating income of $30 million, a $19 million increase sequentially. These increases were largely a result of increased activity in Colombia and Argentina and year-end software sales in Mexico and Venezuela.

Europe/Africa/CIS revenue in the fourth quarter of 2016 was $676 million, a 9% decrease sequentially, with operating income of $72 million, a 5% decrease sequentially, primarily driven by weather-related reduced activity in the North Sea and Russia. These decreases were partially offset by improved activity in Nigeria and Egypt.

Middle East/Asia revenue in the fourth quarter of 2016 was $1.1 billion, a 10% increase sequentially, with operating income of $203 million, a 32% increase sequentially. These increases were driven primarily by increased completion tools sales and project management services across the region.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2016 was $2.3 billion, an increase of $92 million, or 4%, from the third quarter of 2016, while operating income was $85 million, a $61 million improvement, primarily due to improved pressure pumping pricing and utilization in the United States land market and higher completion tools sales in the Gulf of Mexico. International revenue declined as a result of seasonality of pipeline and process services across most regions, reduced cementing activity in Eurasia and fewer completion tools sales in Europe/Africa/CIS.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2016 was $1.8 billion, an increase of $96 million, or 6%, from the third quarter of 2016, while operating income increased 64% to $248 million. These improvements were driven by year-end software sales, improved drilling activity in U.S. land, increased Consulting and Project Management activity in Sub Saharan Africa and the Middle East, and improved Testing and Subsea activity internationally.

Corporate and Other

In December 2016, Halliburton reached an agreement in principle to settle the Erica P. John Fund class action lawsuit that has been pending for over 14 years and which asserted claims in connection with accounting for long-term construction projects and asbestos liability disclosures. As a result, Halliburton incurred a charge of $54 million during the fourth quarter, which is included in Corporate and other.

During the fourth quarter of 2016, Halliburton incurred approximately $92 million of foreign currency exchange losses that were included in the company’s $0.04 adjusted income from continuing operations per diluted share. The single largest loss was a $53 million, or $0.06 per share, non-tax deductible impact from the devaluation of the Egyptian pound.

Selective Technology & Highlights

•
Halliburton won three World Oil Awards in 2016. Quasar Trio™ Service won “Best Drilling Technology”, Integrated Sensor Diagnostics Service won “Best Production Technology” and DES DrillingXpert™ Software won “Best Visualization & Collaboration.” In addition, Halliburton finished as a finalist in seven other categories, reinforcing the company as a top innovator in the upstream industry.

•
Halliburton’s customized BaraECD® system successfully helped drill the longest salt dome section in a Mexico deepwater project. The solution included the application of the high-performance BaraECD® system in conjunction with Halliburton’s Drilling

Fluids Graphics software to optimize drilling parameters. The cross-product line collaboration resulted in five days of reduced drilling time with significant operator cost savings.

•
Halliburton’s Completion Tools business line recently acquired Darcy Technologies, Ltd (Darcy), a company specializing in downhole sand-control technology. Darcy is known for its unique hydraulically actuated Endurance Hydraulic Screen®, which greatly simplifies sand-control completion in hydrocarbon wells. Its inclusion in the Halliburton portfolio will bring additional value to customers and strengthen the company’s position as the market leader in completions and sand control.

•
Halliburton collaborated with a customer in the Gulf of Mexico to use its Dash® Large Bore Electrohydraulic (EH) Subsea Safety System which minimized both real time operational risk and costs. This marked the first commercial use of the Dash® Large Bore EH Subsea Safety System. Dash® proved to be a huge success for both Halliburton and the customer as operating costs were reduced through efficient job preparation and operational efficiencies.

•
Halliburton recently invested in a joint venture with Raptor Rig Limited. Through this entity, Halliburton will gain access to proprietary dual automated drilling rig and coil tubing rig intellectual property, allowing Halliburton’s Consulting & Project Management product line to provide rig services for integrated contracts as well as other third-party rig contracts.

•
Halliburton has been recognized by Shell as an outstanding business partner. The company won the 2016 Global Partner Award after winning the Wells Quality Equipment Award in 2015 and the Performance Improvement Award in 2014. This demonstrates Halliburton’s commitment towards collaborating with its customers to maximize production at the lowest cost per barrel of oil equivalent.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With approximately 50,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn,  and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: with respect to the Macondo well incident, final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement, including the results of any appeals of rulings in the multi-district litigation; the finalization and court approval of Halliburton’s settlement of the Erica P. John class action lawsuit; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended September 30, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2016	2015	2016
Revenue:
Completion and Production	$2,268	$2,831	$2,176
Drilling and Evaluation	1,753	2,251	1,657
Total revenue	$4,021	$5,082	$3,833
Operating income (loss):
Completion and Production	$85	$144	$24
Drilling and Evaluation	248	399	151
Corporate and other (a)	(111)	(70)	(47)
Impairments and other charges (b)	(169)	(282)	—
Baker Hughes related costs	—	(105)	—
Total operating income	53	86	128
Interest expense, net	(137)	(136)	(141)
Other, net	(91)	(43)	(39)
Loss before income taxes	(175)	(93)	(52)
Income tax benefit	22	67	59
Net income (loss)	$(153)	$(26)	$7
Net (income) loss attributable to noncontrolling interest	4	(2)	(1)
Net income (loss) attributable to company	$(149)	$(28)	$6

Basic and diluted net income (loss) per share	$(0.17)	$(0.03)	$0.01
Basic weighted average common shares outstanding	865	856	862
Diluted weighted average common shares outstanding	865	856	864

(a) Includes a $54 million charge related to the class action lawsuit settlement during the fourth quarter of 2016.
(b) For further details of impairments and other charges for the three months ended December 31, 2016 and December 31, 2015, see Footnote Table 1.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income (Loss) from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2016	2015
Revenue:
Completion and Production	$8,882	$13,682
Drilling and Evaluation	7,005	9,951
Total revenue	$15,887	$23,633
Operating income (loss):
Completion and Production	$107	$1,069
Drilling and Evaluation	794	1,519
Corporate and other	(265)	(268)
Baker Hughes related costs and termination fee (a)	(4,057)	(308)
Impairments and other charges (b)	(3,357)	(2,177)
Total operating loss	(6,778)	(165)
Interest expense, net (c)	(639)	(447)
Other, net (d)	(208)	(324)
Loss from continuing operations before income taxes	(7,625)	(936)
Income tax benefit	1,858	274
Loss from continuing operations	(5,767)	(662)
Loss from discontinued operations, net	(2)	(5)
Net loss	$(5,769)	$(667)
Net (income) loss attributable to noncontrolling interest	6	(4)
Net loss attributable to company	$(5,763)	$(671)
Amounts attributable to company shareholders:
Loss from continuing operations	$(5,761)	$(666)
Loss from discontinued operations, net	(2)	(5)
Net loss attributable to company	$(5,763)	$(671)
Basic loss per share attributable to company shareholders:
Loss from continuing operations	$(6.69)	$(0.78)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.69)	$(0.79)
Diluted loss per share attributable to company shareholders:
Loss from continuing operations	$(6.69)	$(0.78)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.69)	$(0.79)
Basic weighted average common shares outstanding	861	853
Diluted weighted average common shares outstanding	861	853

(a) During the year ended December 31, 2016, we recognized a $3.5 billion termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting.
(b) For further details of impairments and other charges for the years ended December 31, 2016 and December 31, 2015, see Footnote Table 1.
(c) Includes $41 million of debt redemption fees and associated expenses related to the $2.5 billion of debt mandatorily redeemed during the second quarter of 2016.
(d) Primarily represents foreign currency exchange losses during the respective periods. Includes a foreign currency loss of $199 million in the year ended December 31, 2015 due to a currency devaluation in Venezuela.

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income (Loss) from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2016	2015
Assets
Current assets:
Cash and equivalents	$4,009	$10,077
Receivables, net	3,922	5,317
Inventories	2,275	2,993
Prepaid income taxes	585	527
Other current assets	886	1,156
Total current assets	11,677	20,070

Property, plant and equipment, net	8,532	12,117
Goodwill	2,414	2,385
Deferred income taxes	1,965	552
Other assets	2,417	1,818
Total assets	$27,005	$36,942

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,764	$2,019
Accrued employee compensation and benefits	544	862
Liabilities for Macondo well incident	369	400
Current maturities of long-term debt	163	659
Other current liabilities	1,183	1,397
Total current liabilities	4,023	5,337

Long-term debt	12,214	14,687
Employee compensation and benefits	604	479
Other liabilities	741	944
Total liabilities	17,582	21,447

Company shareholders’ equity	9,384	15,462
Noncontrolling interest in consolidated subsidiaries	39	33
Total shareholders’ equity	9,423	15,495
Total liabilities and shareholders’ equity	$27,005	$36,942

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2016	2015
Cash flows from operating activities:
Net loss	$(5,769)	$(667)
Adjustments to reconcile net loss to cash flows from operating activities:
Impairments and other charges	3,357	2,177
Depreciation, depletion and amortization	1,503	1,835
Deferred income tax benefit, continuing operations	(1,501)	(224)
Working capital (a)	1,232	1,018
Payment related to the Macondo well incident	(33)	(333)
Other	(492)	(900)
Total cash flows provided by (used in) operating activities (b)	(1,703)	2,906

Cash flows from investing activities:
Capital expenditures	(798)	(2,184)
Proceeds from sales of property, plant and equipment	222	168
Other investing activities	(134)	(176)
Total cash flows used in investing activities	(710)	(2,192)

Cash flows from financing activities:
Payments on long-term borrowings	(3,171)	(8)
Dividends to shareholders	(620)	(614)
Proceeds from issuance of long-term debt, net	74	7,440
Other financing activities	177	263
Total cash flows provided by (used in) financing activities	(3,540)	7,081

Effect of exchange rate changes on cash	(115)	(9)
Increase (decrease) in cash and equivalents	(6,068)	7,786
Cash and equivalents at beginning of period	10,077	2,291
Cash and equivalents at end of period	$4,009	$10,077
(a) Working capital includes receivables, inventories and accounts payable.
(b) Includes a $3.5 billion termination fee paid to Baker Hughes during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2016	2015	2016
By operating segment:
Completion and Production	$2,268	$2,831	$2,176
Drilling and Evaluation	1,753	2,251	1,657
Total revenue	$4,021	$5,082	$3,833

By geographic region:
North America	$1,802	$2,155	$1,658
Latin America	428	694	415
Europe/Africa/CIS	676	962	744
Middle East/Asia	1,115	1,271	1,016
Total revenue	$4,021	$5,082	$3,833

Operating Income (Loss)
By operating segment:
Completion and Production	$85	$144	$24
Drilling and Evaluation	248	399	151
Total	333	543	175
Corporate and other	(111)	(70)	(47)
Impairments and other charges	(169)	(282)	—
Baker Hughes related costs	—	(105)	—
Total operating income	$53	$86	$128

By geographic region:
North America	$28	$41	$(66)
Latin America	30	98	11
Europe/Africa/CIS	72	123	76
Middle East/Asia	203	281	154
Total	$333	$543	$175

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue	2016	2015
By operating segment:
Completion and Production	$8,882	$13,682
Drilling and Evaluation	7,005	9,951
Total revenue	$15,887	$23,633

By geographic region:
North America	$6,770	$10,856
Latin America	1,860	3,149
Europe/Africa/CIS	2,993	4,175
Middle East/Asia	4,264	5,453
Total revenue	$15,887	$23,633

Operating Income (Loss)
By operating segment:
Completion and Production	$107	$1,069
Drilling and Evaluation	794	1,519
Total	901	2,588
Corporate and other	(265)	(268)
Baker Hughes related costs and termination fee	(4,057)	(308)
Impairments and other charges	(3,357)	(2,177)
Total operating loss	$(6,778)	$(165)

By geographic region:
North America	$(201)	$458
Latin America	111	440
Europe/Africa/CIS	269	523
Middle East/Asia	722	1,167
Total	$901	$2,588

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
As reported operating income (loss)	$53	$86	$(6,778)	$(165)

Impairments and other charges:
Severance costs	54	45	315	352
Country closures	37	—	39	80
Inventory write-downs	36	74	166	484
Fixed asset impairments	13	112	2,550	760
Intangible asset impairments	1	3	88	212
Venezuela promissory note loss	—	—	148	—
Other	28	48	51	289
Total Impairments and other charges	169	282	3,357	2,177

Class action lawsuit settlement	54	—	54	—

Baker Hughes related costs and termination fee	—	105	4,057	308

Adjusted operating income (a)	$276	$473	$690	$2,320

(a)
Management believes that operating income (loss) adjusted for impairments and other charges, class action lawsuit settlement, and Baker Hughes related costs and termination fee for the three months ended December 31, 2016 and December 31, 2015 and years ended December 31, 2016 and December 31, 2015 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total Impairments and other charges", "Class action lawsuit settlement" and "Baker Hughes related costs and termination fee" for the three months ended December 31, 2016 and December 31, 2015 and years ended December 31, 2016 and December 31, 2015.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Income (Loss) from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
As reported loss from continuing operations attributable to company	$(149)	$(28)	$(5,761)	$(666)

Adjustments:
Impairments and other charges	169	282	3,357	2,177
Class action lawsuit settlement	54	—	54	—
Baker Hughes related costs and termination fee	—	105	4,057	308
Interest expense for acquisition	—	41	71	41
Debt mandatory redemption fee and expenses	—	—	41	—
Venezuela currency devaluation loss	—	—	—	199
Total adjustments, before taxes (a)	223	428	7,580	2,725
Income tax benefit (b)	(39)	(130)	(1,835)	(727)
Total adjustments, net of tax	$184	$298	$5,745	$1,998

Adjusted income (loss) from continuing operations attributable to company	$35	$270	$(16)	$1,332

As reported diluted weighted average common shares outstanding (c)	865	856	861	853
Adjusted diluted weighted average common shares outstanding (c)	868	858	861	855

As reported loss from continuing operations per diluted share (d)	$(0.17)	$(0.03)	$(6.69)	$(0.78)
Adjusted income (loss) from continuing operations per diluted share (d)	$0.04	$0.31	$(0.02)	$1.56

(a)
Management believes that loss from continuing operations adjusted for impairments and other charges, class action lawsuit settlement, Baker Hughes related costs and termination fee, interest expense for acquisition, debt mandatory redemption fee and expenses and Venezuela currency devaluation loss is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes loss from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted income (loss) from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended December 31, 2016 and December 31, 2015 and the years ended December 31, 2016 and December 31, 2015.

(b)
Represents the tax effects of the aggregate adjustments during the period. Additionally, includes approximately $486 million of discrete tax adjustments recorded during the second quarter of 2016, primarily relating to deferred tax expenses associated with Halliburton's decision that it now may not permanently reinvest some of its foreign earnings, and tax expenses associated with the inability to utilize certain tax deductions resulting from the carryback of net operating losses to prior tax periods.

(c)
As reported diluted weighted average common shares outstanding for the three months ended December 31, 2016 and December 31, 2015 and year ended December 31, 2015 excludes options to purchase three million, two million, and two million, respectively, shares of common stock as their impact would be antidilutive because our reported income from continuing operations attributable to company was in a loss position during the period. When adjusting income from continuing operations attributable to company in the period for the special items discussed above, these shares become dilutive.

(d)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income (loss) from continuing operations per diluted share is calculated as: "Adjusted income (loss) from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Monday, January 23, 2017, to discuss the fourth quarter 2016 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (866) 854-3163 within North America or (973) 935-8679 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1678081.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	January 23, 2017	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary